Washington Mutual Investors Fund

October 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$437,204
Class B	$1,679
Class C	$9,984
Class F1	$29,999
Class F2	$15,765
Total	$494,631
Class 529-A	$13,943
Class 529-B	$258
Class 529-C	$2,145
Class 529-E	$637
Class 529-F1	$884
Class R-1	$530
Class R-2	$4,650
Class R-3	$13,609
Class R-4	$18,173
Class R-5	$16,756
Class R-6	$36,335
Total	$107,920

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3500
Class B	$0.2051
Class C	$0.2049
Class F1	$0.3390
Class F2	$0.3883
Class 529-A	$0.3342
Class 529-B	$0.1830
Class 529-C	$0.1938
Class 529-E	$0.2893
Class 529-F1	$0.3746
Class R-1	$0.2102
Class R-2	$0.2190
Class R-3	$0.2883
Class R-4	$0.3439
Class R-5	$0.3970
Class R-6	$0.4062

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,245,976
Class B	7,482
Class C	47,502
Class F1	92,023
Class F2	42,041
Total	1,435,024
Class 529-A	41,817
Class 529-B	1,292
Class 529-C	11,013
Class 529-E	2,201
Class 529-F1	2,378
Class R-1	2,522
Class R-2	20,771
Class R-3	46,925
Class R-4	51,120
Class R-5	42,086
Class R-6	97,117
Total	319,242

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$38.49
Class B	$38.27
Class C	$38.10
Class F1	$38.38
Class F2	$38.48
Class 529-A	$38.43
Class 529-B	$38.29
Class 529-C	$38.20
Class 529-E	$38.26
Class 529-F1	$38.37
Class R-1	$38.18
Class R-2	$38.08
Class R-3	$38.25
Class R-4	$38.35
Class R-5	$38.48
Class R-6	$38.51